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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 1-9898


                               ORGANOGENESIS INC.
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             (Exact name of registrant as specified in its charter)


                          150 Dan Road Canton, MA 02021
               (Address of principal executive offices) (Zip Code)
                                 (781) 575-0775
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 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


                     Common Stock, $.01 par value per share
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            (Title of each class of securities covered by this Form)


                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [ ]           Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(2)(i)        [ ]
         Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(ii)       [ ]
         Rule 12g-4(a)(2)(ii) [ ]          Rule 15d-6                 [X]
         Rule 12h-3(b)(1)(i)  [ ]

      Approximate number of holders of record as of the certification or notice date: 3.

      Pursuant to the requirements of the Securities Exchange Act of 1934, Organogenesis Inc. has caused this certification to be signed on its behalf by the undersigned duly authorized person.

                                       ORGANOGENESIS, INC.
                                       (Registrant)

Date:  February 9, 2004                     By:  /s/ Alan Ades
                                            -----------------------------------
                                            Chairman and Chief Executive Officer